Exhibit 10.1

Sixth Amended and Restated

Gas Gathering and Processing Agreement

Between

QUICKSILVER RESOURCES INC.,

COWTOWN PIPELINE PARTNERS L.P.

and

COWTOWN GAS PROCESSING PARTNERS L.P.

Cowtown Gas Facilities

Effective Date September 1, 2008

EXHIBITS

EXHIBIT A	Contract Area
EXHIBIT B	Gathering System Delivery Point(s); Plant Delivery Point(s)
EXHIBIT C	Residue Gas Delivery Point(s); Plant Products Delivery Point(s)
EXHIBIT D	Compression Fee

i

Sixth Amended and Restated

Gas Gathering and Processing Agreement

THIS SIXTH AMENDED AND RESTATED GAS GATHERING AND PROCESSING AGREEMENT (the “Agreement”) is  made and entered into as of the 1st day of September, 2008 (the “Effective Date”), by and among COWTOWN PIPELINE PARTNERS L.P., a Texas limited partnership (“Gatherer”), COWTOWN GAS PROCESSING PARTNERS L.P., a Texas limited partnership, (“Processor”), and QUICKSILVER RESOURCES INC., a Delaware corporation, (“Producer").  Gatherer, Processor and Producer are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WITNESSETH, THAT:

WHEREAS, the Parties entered into that certain Fifth Amended and Restated Gas Gathering and Processing Agreement dated effective August 10, 2007 (the “Fifth Restatement”);

WHEREAS, the Parties desire to amend certain terms in the Fifth Restatement and to provide for revised and supplemental Exhibits to be made a part of the Agreement;

NOW, THEREFORE, in consideration of the representations, warranties and mutual premises and benefits contained herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, Gatherer, Processor and Producer agree to amend and restate the Fifth Restatement as follows:

ARTICLE I -
DEFINITIONS

1.1    For the purpose of this Agreement, the following terms and expressions used herein are defined as follows:

a.
"Btu" shall mean one British thermal unit, which is the quantity of heat  required to raise one pound avoirdupois of pure water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

b.	"Component" shall mean those hydrocarbon and non-hydrocarbon molecular constituents which are definable by industry standards and procedures. Such Components as used in this Agreement shall be:

N2  - Nitrogen
CO2 - Carbon Dioxide
H2S - Hydrogen Sulfide

C1  - Methane
C2  - Ethane
C3  - Propane
iC4 - Iso-butane
nC4 - Normal Butane
iC5 - Iso-pentane
nC5 - Normal Pentane
C6+ - Hexanes and Heavier Compounds

c.	“Compression Fee” shall have the meaning set forth in Section 12.3 of this Agreement.

d.	"Contract Area" shall mean that area as described or outlined on Exhibit A which is attached hereto and made a part hereof for all purposes.

e.	“CPI Adjustment” shall mean that percentage equal to the percentage increase between:

(i)
the seasonally unadjusted Consumer Price Index for All Urban Consumers (all items), U.S. city Average (1982-84 =100), as published by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI-U”) for the month of December of the second year prior to the Escalation Date; and

(ii)	the seasonally unadjusted CPI-U for the month of December immediately preceding the Escalation Date.

f.	"Day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at seven o'clock a.m. Central Time.

g.	“Escalation Date” shall mean the January 1st following the Effective Date and each January 1st thereafter.

h.	"Facilities" shall mean the Plant and the Gathering System.

i.
"Gas" shall mean natural gas which is owned or controlled by Producer or its successors and assigns and produced from wells drilled on lands within the Contract Area, including casinghead gas produced with crude oil, gas from gas wells produced in association with crude oil (associated gas), and gas from condensate wells (non-associated gas), and shall include any inerts or impurities contained therein.

j.	“Gathering Fee” shall have the meaning set forth in Section 12.1 of this Agreement.

k.
"Gathering System" shall mean, but shall in no way be limited to, the gas gathering pipelines, fuel gas pipelines, dehydration facilities, compression facilities, junctions, heaters, meters, separators, electric power lines, communications cables, roads, and other related facilities and equipment, including all easements located thereon, from the inlet flange of the pipeline metering facility installed up to the inlet flange of the separation facilities installed upstream of the Plant inlet meter, necessary to gather and transport gas from the Gathering System Delivery Point(s) to the Plant Delivery Point(s) and shall include any expansion of the Gathering System as provided in Section 4.4.

l.
"Gathering System Delivery Point(s)" shall mean the inlet flange of Gatherer's metering facilities located at or near each of Producer’s wells located within the Contract Area or such other point as may be mutually agreed upon by the Parties.  The Gathering System Delivery Point(s) are listed on Exhibit B to this Agreement which is attached hereto and made a part hereof for all purposes and which may be amended from time to time to reflect the addition or deletion of a Gathering System Delivery Point.

m.
"Liquefiable Hydrocarbons" shall mean ethane, propane, iso-butanes, normal butanes, iso-pentanes, normal pentanes, hexanes and heavier hydrocarbons, and incidental methane, or any mixtures thereof, which can be recovered or extracted in the Gathering System or the Plant and sold as Plant Products.

n.	"MCF" shall mean 1,000 standard cubic feet of gas.

o.	"MMBtu" shall mean 1,000,000 Btu’s.

p.	“MMCF” shall mean 1,000,000 standard cubic feet of gas.

q.	“MMCFD” shall mean 1,000,000 standard cubic feet of gas per day.

r.
"Month," "billing month," "period," and "accounting period" shall mean the period beginning at seven o'clock a.m. on the first day of a calendar month and ending at seven o'clock a.m. on the first day of the next succeeding calendar month.

s.
"Plant" shall mean, but shall in no way be limited to, all tanks, machinery, equipment, buildings, structures, fixtures, appliances, pipe, valves, fittings, and materials of any nature or kind whatsoever located on the site at which the processing, compression, and recompression facilities of Processor are currently located in Hood County, Texas (generally known as the Cowtown Plant), or any other site where such facilities may later be located, including by way of additions to, expansion or new development of the Plant or such related facilities, which shall include, without limitation, the Corvette Plant constructed in 2008; including appropriate storage, compression, metering, shipping, dehydration, and delivery facilities for Plant Products; all easements pertaining to rights-of-way, the site or sites, and the operation of the Plant; and any and all other facilities and appurtenances located, or to be located, on or away from such site or sites deemed by Processor to be necessary for the successful operation of the Plant, including inlet compression, if any, but not including the Residue Gas Delivery Facility.

t.
“Plant Delivery Point(s)” shall mean the point(s) of interconnect between the Gathering System and the Plant which point(s) are shown on Exhibit "B" which is attached hereto and made a part hereof for all purposes.

u.
"Plant Fuel" shall mean the MMBtu's of Gas consumed at the Plant for fuel which shall include, but shall in no way be limited to, fuel used for Gas compression, conditioning and treating; recovery, extraction, and removal of Plant Products; and the recompression of the Residue Gas.

v.
"Plant Products" shall mean all Liquefiable Hydrocarbons recovered, extracted, or otherwise removed from the Gas after the Plant Delivery Point(s), including, but not limited to, plant condensate (sometimes referred to as pentanes plus, heavier than butanes, or natural gasoline), and all commercial non-hydrocarbon substances recovered, extracted, or otherwise removed from the Gas in the Gathering System or the Plant.

w.
“Plant Products Delivery Point” shall mean either (a) the point(s) of interconnect between that certain liquids pipeline owned and operated by Gatherer, and the facilities of third party pipeline(s) to which the Plant Products are delivered and which point(s) are shown on Exhibit "C" which is attached hereto and made a part hereof for all purposes or (b) the truck loading facilities of the Plant.

x.
"Plant Tailgate" shall mean the point of interconnect between the Plant and the Residue Gas Delivery Facility located at the downstream flange of the block valve which is downstream of the Plant residue meter and emergency shutdown valve.

v.	“Primary Term” shall have meaning set forth in ARTICLE XX.

z.
"Process Flare" shall mean any MMBtu's of Gas dispersed or lost at the Plant as flare which shall include, but shall in no way be limited to, flare dispersed or lost in the compression, conditioning and treating of

Gas; recovery, extraction, and removal of Plant Products; and the recompression of Residue Gas.

aa.	“Processing Fee” shall have the meaning set forth in Section 12.2 of this Agreement.

bb.	“psia” shall mean pounds per square inch absolute.

cc.	“psig” shall mean pounds per square inch gauge.

dd.
"Residue Gas" shall mean that hydrocarbon and non-hydrocarbon stream of Gas remaining after the recovery, extraction, and removal of Plant Products, and after reduction for Gas used for Plant Fuel, Process Flare, and other incidental losses, including line loss.

ee.
"Residue Gas Delivery Facility" shall mean the residue gas pipeline and associated equipment that are located at the Plant Tailgate and are used to deliver residue gas to the Residue Gas Delivery Point(s).

ff.
"Residue Gas Delivery Point(s)" shall mean the point(s) of interconnect between the Residue Gas Delivery Facility and the facilities of third party pipeline(s) to which the Residue Gas is delivered and which point(s) are shown on Exhibit C which is attached hereto and made a part hereof for all purposes.

gg.
SCF" or "standard cubic foot of gas" shall mean the amount of Gas necessary to fill a cubic foot of space when the Gas is at a pressure of 14.65 pounds per square inch absolute and a temperature of sixty (60) degrees Fahrenheit.

hh.	“Term” shall have the meaning set forth in ARTICLE XX of this Agreement.

ii.	“Treating Fee” shall have the meaning set forth in Section 12.4 of this Agreement.

ARTICLE II -
COMMITMENT OF PROCESSING RIGHTS

2.1    Subject to the terms and provisions hereof, Producer dedicates and agrees to deliver to Gatherer for gathering and to Processor for processing, at the Gathering System Delivery Point(s), the total volume of Gas owned or controlled by Producer or its successors and assigns, lawfully produced from wells now or hereafter drilled on the lands within the Contract Area or lands pooled therewith, excluding Gas reserved or utilized by Producer or its successors and assigns in accordance with the terms of ARTICLE III.  Any transfer by Producer of its right, title, or interest in the Gas to a third party, whether by farmout, contract, or otherwise, shall be made specifically subject to this Agreement.  Producer will notify any person to whom Producer transfers all or a portion of its right, title, or interest in the Gas that such Gas is dedicated pursuant to the terms of this Agreement  to be gathered and processed in the Facilities, and Producer shall obtain such third party's agreement to continue delivering such Gas to Gatherer and Processor during the Term of and in accordance with this Agreement.  Producer will notify Gatherer and Processor of any such transfer within ten (10) days of the effective date.  Failure of Producer to so notify Gatherer and Processor will not impair Gatherer’s and Processor's rights under this Agreement.

2.2    Gas shall be delivered to the Gathering System Delivery Point(s) after mechanical separation by Producer for the removal of free water and free liquid hydrocarbons, but shall not otherwise be processed by Producer for the removal of Liquefiable Hydrocarbons.

2.3    Gatherer agrees that subject to the provisions hereof, it will take and gather Gas from the Gathering System Delivery Point(s) and will cause such Gas to be delivered to the Plant Delivery Point(s) for processing.

2.4    Processor agrees that subject to the provisions hereof, it will receive the Gas at the Plant Delivery Point(s) and will cause such Gas to be processed in the Plant for the recovery and delivery of Plant Products.  Processor also agrees to deliver at the Residue Gas Delivery Point(s) to Producer or Producer's nominee the Residue Gas as determined under the provisions of Section 10.2.

ARTICLE III -
RESERVATIONS OF PARTIES

3.1    Producer reserves all liquid hydrocarbons, oil, or condensate removed by Producer by means of mechanical gas-liquid separators (including heater-treaters), drips, and/or lines from the Gas prior to delivery to Gatherer.  If mechanical cooling is performed by Producer to meet the temperature specifications of this Agreement, Producer shall not reduce the temperature of the Gas below one hundred and twenty (120) degrees Fahrenheit.

3.2    Producer reserves all Gas that may be required for cycling, repressuring, pressure maintenance, and gas lift operations with respect to gas reservoirs on the premises committed hereunder; provided, however, that the Gas used in such operations shall be subject to the terms of this Agreement (to the extent that such Gas can be economically saved) and delivered to Processor following the cessation of such operations.

3.3    Producer reserves that amount of Gas which is required for above ground development and operation within the Contract Area.

3.4    Producer expressly reserves the right to deliver or furnish to Producer's lessor Gas as required to satisfy the terms of Producer's oil and gas leases.

ARTICLE IV -
GATHERING SYSTEM DELIVERY POINT(S),
PLANT DELIVERY POINT(S) AND PRESSURE

4.1    Producer, at its own expense, shall construct, equip, maintain, and operate all facilities (including, but not limited to, all necessary separation, dehydration, and/or compression equipment) necessary to deliver the Gas to Gatherer at the Gathering System Delivery Point(s) at such pressure as is required and sufficient to enter the Gathering System, but not to exceed one thousand two-hundred (1,200) psig.

4.2    Whether to facilitate the movement of the Gas on the Gathering System or for other reasons, Gatherer may, but shall have no obligation to, provide compression for the Gas (other than Plant recompression which shall be provided by Processor), on such basis and for the Compression Fee as more particularly provided and described in Section 12.3 below.  In such event, Producer will provide its pro rata share of fuel required for operating such compression equipment and any related facilities.

4.3    Gatherer, at Producer’s expense, shall install, construct and equip all meters and facilities necessary to measure the Gas at the Gathering System Delivery Point(s).  Gatherer, at its own expense, shall maintain and operate such meters throughout the term of this Agreement.

4.4    Gatherer, in its sole and absolute discretion, may decline to construct a Gathering System expansion if it determines that it would not be profitable to do so.  In such event, Producer may construct a Gathering System expansion at its sole cost and expense.  The Gathering System expansion must meet all of Gatherer’s specifications, and Gatherer will be responsible for the meter station and connection to the existing Gathering System.  Gatherer may, at its election, but within two years (2) of the initial delivery of production from the Gathering System expansion acquire the ownership of the Gathering System expansion installed by the Producer by reimbursing Producer for the actual cost of the Gathering System expansion with no allowance for inflation or depreciation.  In such event, Producer agrees to execute all assignments or contracts deemed necessary to accomplish the transfer to Gatherer of title to the Gathering System expansion, including rights-of-way and easements.  In the event neither Gatherer nor Producer elect to construct the necessary Gathering System expansion to connect the Gathering System Delivery Point to the existing Gathering System, then this Agreement shall terminate as to the Gas from the well or wells to be connected to that Gathering System Delivery Point.

4.5    Gatherer hereby agrees to deliver the Gas to the Processor at the Plant Delivery Point(s) at a pressure sufficient to enter the Plant, but in no way greater than five hundred (500) psig unless Gatherer is providing compression pursuant to Section 4.2.

ARTICLE V -
REGULATION OF PRODUCTION

It is understood and agreed by the Parties that in order for Gatherer and Processor to maintain maximum efficiency in the Facilities, and in order to prevent flaring and/or bypassing of Gas, it will be necessary to maintain a uniform rate of flow of Gas to the Facilities from all sources during each twenty-four (24) hour period.  Therefore, Producer agrees that it will cooperate with Gatherer and Processor in regulating the flow rate of the Gas and in establishing a producing schedule to deliver on a best efforts basis the Gas at a uniform and continuous flow rate.  In the event that Gatherer enters into an operational balancing agreement with a third party pipeline, Producer hereby agrees to be bound by the terms set forth therein.

ARTICLE VI -
QUANTITY

6.1    Subject to Gathering System and Plant capacity, Gatherer shall gather and Processor shall process that volume of Gas legally allowed to be produced which is attributable to the interest owned or controlled by Producer or its successors and assigns in wells drilled on lands within the Contract Area or lands pooled therewith; provided, after processing, Producer or Producer's nominee will accept the Residue Gas.  Processor shall regulate the flow of gas at the Plant in the quantities and at the times desired by Processor to prudently operate the Plant and/or to meet the fluctuating condition of Processor’s and Producer’s markets.  Gatherer or Processor may, from time to time, find it necessary to shut off entirely or restrict the flow of gas to the Gathering System or Plant, respectively; notwithstanding anything herein to the contrary, in such event, neither Gatherer nor Processor shall be liable to Producer for the resulting effect thereof.  Gatherer and Processor shall provide Producer prior notice of any shut down due to routine maintenance and shall prudently work to minimize the amount of such downtime.

6.2    Producer shall nominate to Gatherer in writing, not less than three (3) business Days prior to the first day of each Month during the term of the Agreement, the daily quantity of Gas (expressed in MCF’s and MMBtu’s) that Producer shall deliver to Gatherer at the Gathering System Delivery Point(s) for gathering during such Month.   Producer shall also nominate to Processor in writing, not less than three (3) business Days prior to the first day of each Month during the term of the Agreement, the daily quantity of Residue Gas (expressed in MCF’s and MMBtu’s) that Producer or Producer’s nominee shall receive at the Residue Gas Delivery Point(s) following processing at the Plant.

6.3    Gatherer, Processor, and Producer shall designate a dispatcher(s) who shall be continuously on call for nomination purposes, and shall notify each other in writing of such dispatcher(s) and their telephone number(s).

6.4    Producer’s dispatcher shall notify Gatherer’s and Processor’s dispatchers in advance of any anticipated decrease in delivery rate below the daily nominated quantity.  Producer’s dispatcher must obtain the prior written approval from Gatherer’s and Processor’s dispatchers for any delivery rate in excess of the daily quantity rate.  Gatherer’s and Processor’s dispatcher shall notify Producer’s dispatcher of any anticipated inability to receive the Gas at a delivery rate less than (a) the daily nominated quantity rate; or (b) a previously orally authorized delivery rate in excess of the daily nominated quantity rate.

6.5    If insufficient Plant or pipeline capacity exists to process all the Gas, the  Plant processing capacity will be prorated for all gas dedicated to the Plant, without undue discrimination, and the Gas unable to be processed will be bypassed ratably, if allowed.

6.6    Processor shall have the right, but not the obligation, to expand the Plant or build a new gas processing plant at a different location, and in such event, the Gas, or a portion thereof, may be processed by Processor in the expanded Plant or the new gas processing plant in accordance with the terms of this Agreement.  The Parties acknowledge and agree that the Corvette Plant located in Hood County, Texas (undergoing construction in 2008), is deemed part of the Plant and the Facilities for purposes of this Agreement, and the terms of this Agreement shall be applicable and effective with respect thereto.

ARTICLE VII -
QUALITY

7.1    Gatherer and Processor shall not be obligated to receive, gather and/or process (as the case may be), Gas delivered hereunder that fails to meet (i) the quality specifications of any transporter at any of the Residue Gas Delivery Point(s) or Plant Products Delivery Point(s), or (ii) the following specifications:

a.
The Gas must be commercial in quality and free from any foreign materials such as dirt, dust, iron particles, crude oil, dark condensate, free water, and other impurities; and substances which may be injurious to pipelines or which may interfere with the gathering, processing, transmission, or commercial utilization of said Gas;

b.	The Gas shall contain no free water;

c.	The Gas delivered hereunder shall not exceed a temperature of one hundred forty (140) degrees Fahrenheit at the Gathering System Delivery Point(s), as well as the Plant Delivery Point(s);

d.	The Gas delivered hereunder shall not contain more than:

(i)	One-fourth grain of hydrogen sulfide, or five grains of total sulfur, or one grain mercaptan per one hundred (100) cubic feet;

(ii)	one part per million by volume of oxygen;

(iii)
that percent by volume of carbon dioxide which would result in the failure of the Residue Gas or the Plant Products to meet the specifications of any transporter at any of the Delivery Points, but in no event more than two percent by volume;

(iv)	two percent by volume of nitrogen; or

(v)	three percent by volume of a combined total of inerts, including,

but not limited to, carbon dioxide and nitrogen Components;

e.	No diluents such as carbon dioxide, air, or nitrogen shall be added to the Gas;

f.	The Gas shall contain no carbon monoxide, halogens, or unsaturated hydrocarbons, and no more than 0.1 parts per million of hydrogen; and

g.	The Gas shall contain no less than 1,100 Btu and 2 GPM ethane and heavier hydrocarbons.

In the event of any conflict as between a transporter’s specifications and those appearing above in this Section 7.1, the most stringent or restrictive specifications shall be applicable to the Gas proffered under this Agreement.

7.2    If any of the Gas delivered by Producer hereunder should fail to meet the quality specifications set forth in this ARTICLE VII, Gatherer and Processor may elect to either (i) accept and process such Gas, (ii) accept, but treat and/or condition such Gas prior to gathering or processing at an additional cost, or (iii) refuse to accept such Gas.  The acceptance of Gas not meeting the quality specifications set forth in ARTICLE VII shall not be deemed a waiver of Gatherer’s and Processor's right to reject such Gas at any later time, and Gatherer and Processor shall be entitled, at any time and from time to time, to decline to accept proffered deliveries of Gas not meeting the quality specifications set forth herein.

7.3    If Gatherer and Processor elect to accept but treat and/or condition the non-conforming Gas prior to gathering and processing, Gatherer and Processor shall advise the Producer of such election and associated fees.  Producer shall then have a maximum of thirty (30) days to advise Gatherer and Processor if it will treat and/or condition such non-conforming Gas and the cost associated with such treatment.  If Producer does not elect to treat and/or condition such non-conforming Gas or fails to make such election within the specified time period, then the Gatherer and Processor shall have the right to (a) proceed with gathering and processing such non-conforming Gas and Producer shall pay to Gatherer and Processor all costs associated with such actions or (b) reject and release such non-conforming Gas from the terms of the Agreement.  Notwithstanding anything in this Section 7.3 to the contrary, Producer agrees that to the extent non-conforming Gas at a Gathering System Delivery Point is accepted and subsequently treated or conditioned with respect to its CO2 Component, such treating shall be done for the Treating Fee described and provided in Section 12.4 below.

ARTICLE VIII -
TESTS

8.1    Producer, Gatherer and Processor do hereby agree as follows:

a.	Gatherer shall procure or cause to be procured a sample of Gas at each Gathering System Delivery Point and Plant Delivery Point,

respectively, and analyze the samples by chromatographic analysis to determine the Component content (mole percent), specific gravity, the BTU content, and the Plant Product content (expressed in gallons per MCF) thereof.

b.
The individual Plant Products contained in the commingled stream of plant products delivered from the Plant each month shall be determined from a chromatographic analysis of either (a) a spot sample or a sample taken from a continuous sampling device or (b) from an online chromatograph.  The results of the chromatographic analysis shall be applied to the commingled stream of plant products to determine the volume of each individual Plant Product delivered from the Plant.

c.
Tests provided for in Subparagraphs (a) and (b) of this Section 8.1 shall be made by Gatherer and Processor using their own equipment or by an independent testing service at least once in each six month period, or more frequently in their sole discretion.  All such tests shall be made in accordance with approved engineering practices.  Representatives of Producer shall be entitled to witness such tests, and Producer shall give advance written notice to Gatherer and Processor in the event that it exercises such right.

8.2    Physical constants required for making calculations hereunder shall be taken from the Gas Processors Association Physical Constants Publication No. 2145-03 (as amended from time to time).  Physical constants for the hexanes and heavier hydrocarbons portion of hydrocarbon mixtures shall be assumed to be the same as the physical constants for hexane.  The heat content per gallon of each liquid hydrocarbon Component shall be determined by multiplying the cubic feet per gallon of such liquid hydrocarbon Component by the heat content per cubic foot thereof.

ARTICLE IX -
MEASUREMENT AND METER TESTING

9.1    The unit of volume for measurement of Gas delivered hereunder shall be one thousand (1,000) cubic feet of Gas at a base temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of 14.65 psia and saturated with water vapor.  All fundamental constants, observations, records, and procedures involved in determining the quantity of Gas delivered hereunder shall be in accordance with the standards prescribed in Report Nos. 3 and 8, of the American Gas Association, as amended or supplemented from time to time, respectively.  It is agreed that for the purpose of measurement and computations hereunder, the atmospheric pressure shall be assumed to be 14.7 psia regardless of the atmospheric pressure at which the Gas is measured and that the Gas obeys the Ideal Gas Laws as to variations of volume with pressure and specific gravity, including the deviation from Boyle's law, shall all be made by Gatherer and Processor in accordance with applicable rules, regulations, and orders.  It is also agreed that the Gatherer and Processor may apply a uniform correction factor for water vapor if they deem necessary in their sole and absolute discretion.

9.2    Gatherer shall install, maintain, and operate, or cause to be maintained and operated, a measuring station located at each Gathering System Delivery Point, the Residue Gas Delivery Point(s) and the Plant Products Delivery Point. Processor shall install, maintain, and operate a measuring station located downstream of the separation facilities at each Plant Delivery Point.   Said measuring station(s) shall be so equipped with orifice meters, recording gauges, or other types of meter or meters of standard make and design commonly acceptable in the industry, and of suitable size and design, as to accomplish the accurate measurement of Gas delivered hereunder.  The changing and integration of the charts (if utilized for measurement purposes hereunder) and calibrating and adjusting of meters shall be done by Gatherer or Processor, as appropriate.  Gatherer and Processor shall have the right to utilize electronic gas measuring equipment should they so desire.

9.3    Processor shall measure or cause to be measured the volume of Plant Products in gallons.

9.4    Producer may, at its option and expense, install check meters for checking Gatherer’s metering equipment at each Gathering System Delivery Point; and the same shall be so installed as not to interfere with the operation of the Facilities.

9.5    The temperature of the Gas flowing through the meter shall be determined by the continuous use of a recording thermometer or device installed by Gatherer or Processor, as the case may be, so that it will properly record the temperature of the Gas flowing through the meter.

9.6    The specific gravity of the Gas flowing through the meter shall be determined by methods commonly accepted in the industry.  Specific gravities so determined will be used in calculating Gas deliveries until the next specific gravity test is made.

9.7    Each Party shall have the right to be present at the time of any installing, reading, sampling, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with the other's measuring equipment used in measuring deliveries hereunder.  The records from such measuring equipment shall remain the property of their owner, but upon request, each will submit to the other its records and charts, together with calculations therefrom subject to return within thirty (30) days after receipt thereof.  If meters utilizing charts are used to measure Gas hereunder, then the charts shall be kept on file for a period of two (2) years, or such longer period as may be required by law.  In addition, any other measurement data shall also be kept for the same time period.  Each Party, during each of the first three production months, and after that at least semi-annually, or more often if necessary, shall calibrate the meters and instruments installed by it or cause the same to be calibrated.  Gatherer shall give  Producer ten (10) days notice in advance of such tests so that the latter may, at its election, be present in person or by its representative to observe adjustments, if any are made.

9.8    If the metering equipment is found to be inaccurate by two percent (2%) or more, registration thereof and any payment based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half of the time elapsed since the last day of the calibration. Unless conclusively determined that either Gatherer’s or Processor's measurement equipment is inaccurate by two percent (2%) or more, Gatherer’s or Processor's, as the case may be, measurement shall be deemed to be correct for all purposes hereunder, and no adjustment shall be made to the previous volumes.  Following any test, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately.  If for any reason any meter is out of service or out of repair so that the quantity of Gas delivered through such meter cannot be ascertained or computed from the readings thereof, the quantity of Gas so delivered during such period shall be estimated and agreed upon by the Parties hereto upon the basis of the best available data using the first of the following methods which is feasible:

a.	By using the registration of any check measuring equipment of Producer, if installed and registering accurately;

b.	By correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

c.	By estimating the quantity of deliveries during preceding periods under similar conditions when the meter was registering accurately.

9.9    If Producer shall notify Gatherer, or if Gatherer shall notify Producer, at any time that a special test of any Gathering System Delivery Point meter is desired, the Parties shall cooperate to secure an immediate verification of the accuracy of such meter and joint observation of any adjustments.  All tests of Gatherer’s measuring equipment at any Gathering System Delivery Point shall be made at Gatherer’s expense, except that the Producer shall bear the expense of tests made at its request if the inaccuracy found is less than two percent (2%).  Expense as used in this Section 9.9 shall be limited to actual costs of Gatherer as the result of testing and shall not include any costs incurred by Producer as the result of witnessing said testing.

9.10       If during any month less than 1,000 MCF of Gas is delivered to a Gathering System Delivery Point, (except for reasons of Force Majeure), then Gatherer shall charge a meter fee applicable to any such Gathering System Delivery Point equal to four hundred dollars ($400.00).  Such fee shall be deducted from the compensation otherwise due Producer under this Agreement; or, at Gatherer’s election, Producer may be invoiced for such amount payable thirty (30) days after receipt.

9.11       The Parties hereto recognize and acknowledge that technological advances may occur over the term of this Agreement which may render certain measurement devices obsolete, or less accurate, or less efficient than that which may be available.  In such event, Gatherer or Processor may, with Producer's approval, substitute or utilize such available measurement equipment in lieu of any measurement equipment described above in this ARTICLE IX.

9.12       If for any reason the Gas is delivered to Gatherer at a Gathering System Delivery Point with pulsations that affect the accuracy of the measurement, Producer shall be responsible for installing necessary pulsation dampeners, or other devices, to eliminate or reduce the pulsations to an acceptable level determined by Gatherer.

ARTICLE X -
ALLOCATION PROCEDURE

10.1    With regard to the allocation of Plant Products, for each accounting period, the actual Plant Products will be allocated to each Gathering System Delivery Point in the ratio of the Theoretical Plant Product Content of each Gathering System Delivery Point over the sum of the Theoretical Plant Product Content for all Gathering System Delivery Points.  The Component amount will be determined by analysis at the Plant Products Delivery Point.

The “Theoretical Plant Product Content of each Gathering System Delivery Point” shall equal the product of the Gathering System Delivery Point’s share of plant inlet MCF multiplied by the GPM (Gallons per MCF) as determined by the chromatograph analysis of a sample of the Gathering System Delivery Point.

10.2    With regard to the allocation of Residue Gas, for each accounting period, the actual metered residue gas at each Residue Gas Delivery Point shall be allocated to each Gathering System Delivery Point in the ratio of the calculated Theoretical Residue Remaining for the Gathering System Delivery Point over the sum of Calculated Theoretical Residue Remaining for all Gathering System Delivery Points.

The “Calculated Theoretical Residue Remaining” shall equal each Gathering System Delivery Point’s share of plant inlet volume MCF\MMBtu, minus each Gathering System Delivery Point Plant Product shrinkage (product shrinkage factors based on GPA 2145-03 bulletin), minus the allocated Plant Fuel.

ARTICLE XI -
DISPOSITION OF PRODUCER'S PORTION OF PLANT PRODUCTS

On behalf of Producer, Processor shall have the right to sell all Plant Products removed or extracted from the Facilities after Gas is delivered at the Plant Delivery Point(s).  Processor shall sell the Plant Products at the Plant Products Delivery Point(s), and Producer shall have no right to take the Plant Products in kind at the Plant Products Delivery Point(s).  Processor shall remit to Producer its share of the net proceeds received by Processor at the Plant Product Delivery Point(s).

ARTICLE XII -
GATHERING AND PROCESSING FEES

12.1    Producer shall pay to Gatherer 41.63 cents ($0.4163) per MMBtu of Gas gathered pursuant to this Agreement (the “Gathering Fee”).

12.2    Producer shall pay to Processor 52.04 cents ($0.5204) per MMBtu of Gas processed pursuant to this Agreement (the “Processing Fee”).

12.3    Producer shall pay to Gatherer a compression fee or fees (the “Compression Fee”) computed by multiplying the MMBtu’s of Producer’s Gas metered at each Gathering System Delivery Point by the compression rate applicable to such Gathering System Delivery Point, which shall be based upon the average monthly operating pressure registered at such Gathering System Delivery Point as more particularly provided and described in Exhibit D, attached hereto and incorporated herein.  Notwithstanding anything herein to the contrary, Producer agrees that the Compression Fee payable by Producer at a Gathering System Delivery Point shall never be less than Gatherer’s actual cost to perform such compression service.

12.4    In the event Gas is treated as provided by Section 7.3, Producer shall pay a treating fee (the “Treating Fee”) computed by multiplying 3.5 cents ($0.035) per mole percent of CO2  (based on tests conducted pursuant to Section 8.1), per MMBtu of Gas metered at the applicable Gathering System Delivery Point where such Gas was delivered.

12.5    On each Escalation Date, the Gathering Fee, the Processing Fee, the Treating Fee and the rates provided in Exhibit D (pertaining to the Compression Fee) will increase by a percentage equal to the CPI Adjustment.

12.6.   At any time during the term of this Agreement, Producer may request that the Parties enter into negotiations to reduce either the Gathering Fee or Processing Fee, or both, and Gatherer and Processor agree to participate fully and reasonably in such negotiations.

ARTICLE XIII -
DISPOSITION OF PRODUCER'S PORTION OF RESIDUE GAS

Processor will deliver the Residue Gas to the Residue Gas Delivery Point(s).  Processor agrees to deliver Producer's Residue Gas at a pressure sufficient to enter the third party natural gas pipeline(s), but in no event shall Processor be obligated to deliver Residue Gas at a pressure which exceeds the Plant discharge pressure of one thousand and sixty (1,060) psig.  Producer will separately contract with a third party regarding the transportation and sale of their Residue Gas.

ARTICLE XIV -
ACCOUNTING, PAYMENTS AND CREDIT ASSURANCES

14.1    Gatherer and Processor shall furnish to Producer on or before the twenty-fifth (25th) day of each month a report or statement disclosing information necessary to enable

Producer to make reasonable and accurate statistical and accounting entries upon its books concerning all phases of this Agreement related to the preceding month, including an allocation statement of Residue Gas delivered for Producer's account to its Residue Gas purchaser and the amounts due Gatherer and Processor for the services provided hereunder.  Producer shall remit the amounts due Gatherer and Processor within thirty (30) days after the receipt of Gatherer’s and Processor’s statement.  PRODUCER SHALL INDEMNIFY AND HOLD GATHERER AND PROCESSOR HARMLESS FROM ANY ALL CHARGES, PENALTIES, COSTS AND EXPENSES OF WHATEVER KIND OR NATURE ARISING FROM PRODUCER’S FAILURE TO PAY SUCH PAYMENTS, INCLUDING COSTS AND EXPENSES OF ANY LITIGATION AND REASONABLE ATTORNEYS’ FEES ASSOCIATED THEREWITH. Unpaid amounts due shall accrue interest at the lesser of a rate equal to one and one half percent (1.5%) per Month or the maximum rate permitted by law, until the balance is paid in full.

14.2    Each Party shall have the right during reasonable hours to examine books, records, charts, and original test data of another Party to the extent necessary to verify the accuracy of any statement, charge, credit, computation, test, or delivery made pursuant to any provision hereof.  If any such examination reveals any inaccuracy in any such statement, charge, credit, computation, test, or delivery, the necessary adjustment shall be promptly made without interest or penalty. No Party will have any right to recoup or recover prior overpayments or under payments that result from error that occur in spite of good faith performance if the amounts involved do not exceed one thousand dollars ($1,000.00).

14.3    Processor shall pay to Producer monthly, on or before the sixtieth (60th) day after the end of the production month, but in no case sooner than Processor receives payment from its purchaser, the sums due under ARTICLE XI for Producer's Plant Products marketed by Processor during the preceding month less the amount of any taxes actually paid by Processor which are applicable to such quantities.  This payment shall be made irrespective of the interest, title, or lien of any royalty or mineral owner or any third party or parties in and to the Gas delivered by Producer to Processor hereunder, the Plant Products, or Residue Gas derived therefrom, or proceeds accruing from the sale thereof.

14.4    Producer shall be responsible for the payment of all royalties due on the Gas. PRODUCER SHALL INDEMNIFY AND HOLD GATHERER AND PROCESSOR HARMLESS FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, DAMAGES, LIABILITY, OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO THE PAYMENT OF THE LESSOR'S ROYALTY OR ANY OTHER BURDEN OR ENCUMBRANCE AFFECTING THE GAS.

14.5    Notwithstanding any change in ownership of Producer's properties, Gatherer and Processor shall never be required to make payments or to give notices required under the provisions of this Agreement to more than one party, and, in the event that the properties subject to this Agreement shall ever be owned by more than one party, Gatherer and Processor may withhold (without interest) further payments and notices until all of the owners of such properties have designated one party to act for them in all respects relating to said properties and this Agreement, including the rendering of bills, the submission of charts, and the receipt of payments and notices hereunder.

14.6    Processor, at its election, may deduct from its payment to Producer sums, if any, due to Gatherer or Processor under the terms of this Agreement.

14.7    All accounting records and documents directly related to this Agreement prepared by any Party hereto shall be retained for a period of not less than two (2) years following the end of the calendar year of their origination.  The Parties further agree that all matters relating to the accounting hereunder for any calendar year shall be considered correct and not subject to further audit or legal challenge after two years following the end of the calendar year.

Producer must maintain such creditworthiness as Gatherer and Processor shall reasonably require.  Gatherer and Processor’s creditworthiness requirements shall be substantially similar to the requirements set forth below:

a.
Producer will be deemed creditworthy if its long-term unsecured debt securities are rated at least BB- by Standard & Poor’s Corporation (“S&P”) and at least Ba3 by Moody’s Investor Service (“Moody’s”); provided, however, that if the Producer’s rating is at BB- or Ba3 and the short-term or long-term outlook is negative, Gatherer and Processor may require further analysis.

b.
If Producer does not meet the criteria described above, then Producer may request that Gatherer and Processor evaluate its creditworthiness based upon the level of service requested relative to the Producer’s current and future ability to meet its obligations.  Further, if Producer’s creditworthiness does not meet any of the foregoing criteria, Producer will be considered creditworthy if Producer maintains and delivers to Gatherer and Processor an irrevocable guaranty of payment in form acceptable to Gatherer and Processor, or an irrevocable letter of credit from a financial institution rated at least A- by S&P or at least A3 by Moody’s, in a form acceptable to Gatherer and Processor, in either case of the guaranty or the letter of credit in an amount satisfactory to Gatherer and Processor.  The obligation to maintain such credit assurance shall extend until such time as Producer is deemed creditworthy as defined herein.  Producer shall provide the guaranty or the letter of credit within twenty (20) days of written notice by Gatherer and Processor that such financial assurance is required.

c.
The creditworthiness requirements set forth in this Section 14.8 shall apply to any permitted assignment (in whole or in part), and to any permitted permanent release, as applicable, of this Agreement.  Gatherer and Processor shall apply consistent evaluation practices to all similarly situated producers to determine the Producer’s financial ability to perform the payment obligations due to Gatherer and Processor.

ARTICLE XV -
WARRANTY

15.1    Producer warrants the title to all Gas and all Components thereof which shall be delivered by Producer to Gatherer and Processor hereunder, the right to enter into this Agreement with reference to such Gas, and that such Gas is free from all liens and adverse claims; AND AGREES, IF NOTIFIED THEREOF BY GATHERER OR PROCESSOR, TO INDEMNIFY, DEFEND AND HOLD GATHERER AND PROCESSOR HARMLESS FROM AND AGAINST ANY AND ALL SUITS, ACTIONS, LOSSES, DEBTS, ACCOUNTS, DAMAGES, COSTS, AND EXPENSES ARISING FROM OR OUT OF ANY ADVERSE CLAIM AS TO PRODUCER’S TITLE, INCLUDING, BUT NOT LIMITED TO, ANY ADVERSE CLAIM BROUGHT BY OR THROUGH A MINERAL INTEREST OR ROYALTY OWNER, TO OR AGAINST THE GAS AND AGAINST THE PLANT PRODUCTS DERIVED THEREFROM.  Producer agrees to make settlement for all royalties, overriding royalty interests, and/or production payments due and payable on the Gas delivered to Gatherer and Processor hereunder, the Plant Products extracted and saved therefrom, and the sale and disposition of the Residue Gas thereof, all in accordance with the terms of the leases from which Gas processed hereunder is produced, applicable instruments of title, and all amendments thereto.

15.2    If Producer's title to the Gas, Plant Products derived therefrom, or Residue Gas is questioned, Processor may withhold payments of proceeds due hereunder without interest up to the amount of the claim until title is free from such questions or until Producer furnishes a bond satisfactory to Processor conditioned to save Gatherer and Processor harmless, or other surety satisfactory to Gatherer or Processor.

15.3    Producer also represents and warrants that it has full authority to receive payment for the sum of all Gas delivered hereunder.

ARTICLE XVI -
TAXES

16.1    Producer shall pay or cause to be paid all production, severance and ad valorem taxes, assessments, and other charges levied or assessed against the Gas delivered by Producer hereunder, and against Producer's portion of the Plant Products, against Producer's Residue Gas, and against the sale thereof, and all taxes and statutory charges levied or assessed against any of Producer's properties, facilities, or operations.

16.2    Processor shall pay all taxes and statutory charges levied or assessed against the Plant and operations concerning such plant.

16.3    Gatherer shall pay all taxes and statutory charges levied or assessed against the Gathering System and operations concerning such system.

16.4    The price paid under ARTICLE XII of this Agreement includes reimbursement for state severance taxes paid by Producer and Processor under this ARTICLE XVI of the Agreement.

ARTICLE XVII -
INDEMNITY

17.1    As between the Parties, and as to liability, if any, accruing to a Party hereto, or to any third party, Producer shall be solely liable for and in control and possession of the Gas deliverable hereunder until the Gas is delivered to Gatherer at the Gathering System Delivery Point(s).  Gatherer shall be solely liable for and in control and possession of the Gas deliverable hereunder until the Gas is delivered to Processor at the Plant Delivery Point(s).  Processor shall be solely liable for and in control and possession of the Gas and the Plant Products until Processor has delivered Residue Gas to Producer at the Residue Gas Delivery Point(s) whereupon Producer shall again be in control and possession thereof and bear the risk of loss of the Residue Gas.

17.2    PRODUCER SHALL BE AFFORDED ACCESS TO GATHERER’S AND PROCESSOR’S PROPERTY AND THE FACILITIES TO THE EXTENT NECESSARY TO CARRY OUT ITS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, AND PRODUCER SHALL FULLY OBSERVE AND COMPLY WITH ALL OF GATHERER’S AND PROCESSOR’S SAFETY PRACTICES AND PROCEDURES WHILE ON THE PREMISES.  PRODUCER HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS, PROTECT, DEFEND, AND DISCHARGE GATHERER AND PROCESSOR AND THEIR AFFILIATED COMPANIES, PARTNERS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS FOR, FROM AND AGAINST ANY AND ALL JUDGMENTS, EXECUTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, SUITS, DEBTS AND SUMS OF MONEY, ACCOUNTINGS, DUES, PENALTIES, FINES, CLAIMS (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR CONTRIBUTION), LIABILITIES, LOSSES, COSTS, DAMAGES AND EXPENSES (INCLUDING COURT COSTS, REASONABLE COSTS OF INVESTIGATION, DEFENSE AND ATTORNEY’S FEES) FOR THE INJURY TO OR DEATH OF ANY PERSON (INCLUDING, WITHOUT LIMITATION, EACH OF PRODUCER’S, GATHERER’S AND PROCESSOR’S EMPLOYEES, AGENTS AND CONTRACTORS) OR PROPERTY DAMAGE OF ANY NATURE, KIND OR DESCRIPTION OR ANY OTHER CLAIM OF ANY NATURE, KIND OR DESCRIPTION BROUGHT BY ANY PERSON OR ENTITY, WHETHER LEGAL OR EQUITABLE, WHICH ARISES OUT OF, RESULTS FROM OR IS IN ANY WAY RELATED TO (i) PRODUCER’S OWNERSHIP AND CONTROL OF THE GAS PRIOR TO THE TIME THAT THE GAS PASSES THROUGH THE GATHERING SYSTEM DELIVERY POINT(S) AND AFTER THE RESIDUE GAS PASSES THROUGH THE RESIDUE GAS DELIVERY POINT(S), (ii)  PRODUCER’S OWNERSHIP AND OPERATION OF THE WELLS LOCATED WITHIN THE CONTRACT AREA AND ANY FACILITIES OR EQUIPMENT INSTALLED OR MAINTAINED BY PRODUCER UPSTREAM OF THE GATHERING SYSTEM DELIVERY POINT, REGARDLESS OF WHETHER SUCH WAS REQUIRED BY THE TERMS OF THIS AGREEMENT, (iii) THE PERFORMANCE OF ANY OBLIGATIONS, RIGHTS OR DUTIES HEREUNDER, (iv) PRODUCER’S BREACH OF THIS AGREEMENT, OR (v) ANY VIOLATION OF THE LAW, REGARDLESS OF EITHER GATHERER’S OR PROCESSOR’S SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE.  GATHERER HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS, PROTECT, DEFEND AND DISCHARGE PROCESSOR

AND PRODUCER AND THEIR AFFILIATED COMPANIES, PARTNERS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, FOR, FROM AND AGAINST ANY AND ALL JUDGMENTS, EXECUTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, SUITS, DEBTS AND SUMS OF MONEY, ACCOUNTINGS, DUES, PENALTIES, FINES, CLAIMS (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR CONTRIBUTION), LIABILITIES, LOSSES, COSTS, DAMAGES AND EXPENSES (INCLUDING COURT COSTS, REASONABLE COSTS OR INVESTIGATION, DEFENSE AND ATTORNEY’S FEES) OF ANY NATURE, KIND OR DESCRIPTION BROUGHT BY ANY PERSON OR ENTITY, WHETHER LEGAL OR EQUITABLE, WHICH ARISE OUT OF, RESULT FROM OR ARE IN ANY WAY RELATED TO (i) GATHERER’S OWNERSHIP AND CONTROL OF THE GAS AFTER THE GAS PASSES THROUGH  THE GATHERING SYSTEM DELIVERY POINT(S) AND PRIOR TO THE TIME THAT THE GAS PASSES THROUGH THE PLANT DELIVERY POINT(S), (ii) GATHERER’S OWNERSHIP AND OPERATION OF THE GATHERING SYSTEM, (iii) THE SERVICES PROVIDED BY GATHERER PURSUANT TO THIS AGREEMENT, (iv) GATHERER’S BREACH OF THIS AGREEMENT, OR (v) ANY VIOLATION OF THE LAW, REGARDLESS OF PRODUCER’S OR PROCESSOR’S SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE.  PROCESSOR HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS, PROTECT, DEFEND AND DISCHARGE GATHERER AND PRODUCER AND THEIR AFFILIATED COMPANIES, PARTNERS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, FOR, FROM AND AGAINST ANY AND ALL JUDGMENTS, EXECUTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, SUITS, DEBTS AND SUMS OF MONEY, ACCOUNTINGS, DUES, PENALTIES, FINES, CLAIMS (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR CONTRIBUTION), LIABILITIES, LOSSES, COSTS, DAMAGES AND EXPENSES (INCLUDING COURT COSTS, REASONABLE COSTS OR INVESTIGATION, DEFENSE AND ATTORNEY’S FEES) OF ANY NATURE, KIND OR DESCRIPTION BROUGHT BY ANY PERSON OR ENTITY, WHETHER LEGAL OR EQUITABLE, WHICH ARISE OUT OF, RESULT FROM OR ARE IN ANY WAY RELATED TO (i) PROCESSOR’S OWNERSHIP AND CONTROL OF THE GAS AFTER THE GAS PASSES THROUGH THE PLANT DELIVERY POINT(S) AND PRIOR TO THE TIME THAT THE RESIDUE GAS PASSES THROUGH THE RESIDUE GAS DELIVERY POINT(S) AND THE PLANT PRODUCTS PASS THROUGH THE PLANT PRODUCTS DELIVERY POINT , (ii) PROCESSOR’S OWNERSHIP AND OPERATION OF THE PLANT, (iii) THE SERVICES PROVIDED BY PROCESSOR PURSUANT TO THIS AGREEMENT, (iv) PROCESSOR’S BREACH OF THIS AGREEMENT, OR (v) ANY VIOLATION OF THE LAW, REGARDLESS OF GATHERER’S OR PRODUCER’S SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE.  THE INDEMNIFICATION RIGHTS HEREIN SHALL BE CUMULATIVE OF, AND IN ADDITION TO, ANY AND ALL OTHER RIGHTS, REMEDIES OR RECOURSE OF THE PARTIES AND SHALL SURVIVE ANY EXPIRATION OR TERMINATION OF THIS AGREEMENT.  TO THE EXTENT AND ONLY TO THE EXTENT THE FOREGOING INDEMNIFICATION RIGHTS ARE BY LAW, EITHER INAPPLICABLE OR NOT ENFORCEABLE, PRODUCER, GATHERER AND PROCESSOR SHALL EACH BE RESPONSIBLE FOR THE RESULTS OF ITS OWN

ACTIONS AND FOR THE ACTIONS OF THOSE PERSONS AND ENTITIES OVER WHICH IT EXERCISES CONTROL.

ARTICLE XVIII -
FORCE MAJEURE

In the event any Party is rendered unable, either wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make payments due hereunder, it is agreed that on such Party giving notice and full particulars of such inability by telephone and in writing to the other Parties as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, as far as possible, be remedied with all reasonable dispatch.  The term "force majeure" as employed herein shall mean any act or event which wholly or partially prevents or delays the performance of obligations arising under this Agreement if such act or event is not reasonably within the control of and not caused by the fault or negligence of the Party claiming force majeure and which by the exercise of due diligence such Party is unable to prevent or overcome, including, without limitation, by the following enumeration:  acts of God; strikes; lockouts; or other industrial disturbances; acts of the public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraints of governments and people; civil disturbances; explosion, breakage, or accidents to machinery, plant facilities, or lines of pipe; the necessity for making repairs to or alterations of machinery, plant facilities, or lines of pipe; freezing of wells or lines of pipe; partial or entire failure of wells; and the inability of either Producer, Gatherer or Processor to acquire, or the delays on the part of either Producer, Gatherer or Processor in acquiring, at reasonable cost and after the exercise of reasonable diligence:  (a) any servitude, rights-of-way grants, permits, or licenses; (b) any materials or supplies for the construction or maintenance of facilities; and (c) any permits or permissions from any governmental agency if such are required.  It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the above requirements that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party having the difficulty.

ARTICLE XIX -
UNPROFITABLE OPERATIONS AND RIGHTS OF TERMINATION

19.1    If, in the sole and absolute opinion of Gatherer, the gathering of Gas from any well or wells, or any Gathering System Delivery Point, under this Agreement, is or becomes uneconomical due to its volume, government regulations, or any cause other than force majeure, Gatherer shall not be obligated to gather or may cease gathering the Gas therefrom so long as such condition exists.  Gatherer agrees that in its determination of uneconomical gathering, the same criteria shall be used for the Gas as for all other gas being gathered through the Gathering System.  In the event that Gatherer refuses to gather the Gas, Producer may dispose of the Gas not gathered as it sees fit; provided that

Gatherer at any time thereafter shall have the right to gather all of the Gas refused, if refused for reason or reasons resulting from an act of Producer or lack of action on the part of Producer, conditioned upon Gatherer giving Producer at least two (2) months' notice of its election so to do.  In the event that Gatherer refuses to gather the Gas for a period of sixty (60) consecutive days causing Producer’s well(s) to be shut-in, Producer shall have the option, exercised solely at its discretion, to terminate the Agreement in its entirety insofar and only insofar as it pertains to Gas produced from the affected well(s) by providing to Gatherer a thirty (30) days’ advance written notice of such termination.

19.2    If, in the sole and absolute opinion of Processor, the processing of Gas from any well or wells, or any Gathering System Delivery Point, under this Agreement, is or becomes uneconomical due to its volume, Plant Product content, government regulations, or any cause other than force majeure, Processor shall not be obligated to process or may cease processing the Gas therefrom so long as such condition exists.  Processor agrees that in its determination of uneconomical processing, the same criteria shall be used for the Gas as for all other gas being processed through the Plant.  In the event that Processor refuses to process the Gas, Producer may dispose of the Gas not processed as it sees fit; provided that Processor at any time thereafter shall have the right to process all of the Gas refused, if refused for reason or reasons resulting from an act of Producer or lack of action on the part of Producer, conditioned upon Processor giving Producer at least two (2) months' notice of its election so to do.  In the event that Processor refuses to process the Gas for a period of sixty (60) consecutive days and Gatherer is unable to by-pass the Plant in order to deliver Producer’s gas to an alternative pipeline willing to accept Producer’s unprocessed Gas causing Producer’s well(s) to be shut-in, Producer shall have the option, exercised solely at its discretion, to terminate this Agreement insofar as it pertains to Gas produced from the affected well(s) by providing to Processor a thirty (30) days’ advance written notice of such termination.

19.3    In the event Processor should at any time hereafter elect to permanently discontinue the operation of the Plant, Gatherer, Processor and Producer shall each have the option, exercised solely at its discretion, of terminating this Agreement in its entirety upon one hundred twenty (120) days advance written notice of such termination notice to the other Parties.

19.4    Nothing herein shall be construed to require Producer to drill any well or to continue to operate any well which a prudent operator would not in like circumstances drill or continue to operate.

19.5    It is agreed that neither Gatherer nor Processor shall be obligated to expand the Facilities in order to provide capacity hereunder.

ARTICLE XX -
TERM

This Agreement shall be effective from the Effective Date and, subject to the other provisions hereof, shall continue in full force and effect until August 10, 2017 (the “Primary Term”) and shall be automatically renewed for one (1) year periods thereafter unless on or before ninety (90) days prior to the expiration of the Primary Term or the expiration of a one (1) year renewal period a Party hereto provides written notice of termination (the “Term”).

ARTICLE XXI -
REGULATORY BODIES

This Agreement and the provisions hereof shall be subject to all valid applicable federal, state, and local laws, order, rules, and regulations.  Producer, Gatherer and Processor have entered into this Agreement with the understanding, and in reliance on the fact, that this Agreement and/or performance of this Agreement are not and will not be subject to the jurisdiction or regulation of the Federal Energy Regulatory Commission ("FERC").  If this Agreement and/or performance of this Agreement becomes subject to such jurisdiction and/or regulation, this Agreement shall automatically terminate unless Producer, Gatherer and Processor agree, in writing, within thirty (30) days of the effective date of the attachment of any such jurisdiction and/or regulation, that this Agreement shall continue after such effective date.

ARTICLE XXII -
ARBITRATION

Any controversy between the Parties arising under ARTICLE X of this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given either by Processor, Gatherer or Producer, which request shall also name one arbitrator.  The Parties receiving such notice shall, within ten (10) days thereafter, by notice to the others, jointly name the second arbitrator, or failing so to do, the Party giving notice of submission shall name the second.  The two arbitrators so appointed shall name the third, or failing so to do within ten (10) days, then upon the written application of any Party, such third arbitrator may be appointed by the American Arbitration Association.  The arbitrators selected to act hereunder shall be qualified by education, experience, and training to pass upon the particular question in dispute.  The jurisdiction of the arbitrators will be limited to the single issue referred to arbitration, and the arbitration shall be conducted pursuant to the guidelines set forth by the American Arbitration Association; provided, however, that should there be any conflict between the guidelines and the procedures set forth in this Agreement, the terms of this Agreement shall control.  Within fifteen (15) days following selection of the third arbitrator, each Party shall furnish the arbitrators in writing its position regarding the issue being arbitrated.  The arbitrators may, if they deem necessary, convene a hearing regarding the issue being arbitrated.  The arbitrators shall render their decision in writing within thirty (30) days after the appointment of the third arbitrator or the conclusion of the hearing, if one is held.  If within said period a decision is not rendered by the arbitrators, new arbitrators may be named and shall act hereunder at the election of any of Processor, Gatherer or Producer in like manner as if none has been previously named.  The arbitrators’ decision shall be final and binding upon the Parties as to the issue submitted and the Parties will abide by and comply with such decision.  The expenses of arbitration shall be borne equally by the Parties, except that each Party shall bear the compensation and expenses of its counsel, witnesses, and employees.

ARTICLE XXIII -
DISPUTES

23.1    Subject to the terms as set forth in ARTICLE XXII of this Agreement, should a dispute arise between the Parties, the Parties shall promptly seek to resolve any such dispute by negotiations among the senior executives of the Parties who have the authority to settle such dispute (“Senior Executives”) prior to the initiation of any lawsuit.  The Senior Executives shall meet at a mutually acceptable time and place within fifteen (15) days and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.  All negotiations and communications pursuant to this ARTICLE XXIII shall be treated and maintained by the Parties as confidential information and shall be treated as compromise and settlement negotiations for purposes of the federal and state Rules of Evidence.  If the matter has not been resolved within thirty (30) days after the initial meeting of the Senior Executives, or such longer period as may be mutually agreed upon, either Party may initiate a lawsuit.

23.2    THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTIONS) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, NOTWITHSTANDING ANY CONFLICT-OF-LAWS DOCTRINES OF SUCH STATE OR OTHER JURISDICTION TO THE CONTRARY.  ALL MATTERS LITIGATED BY OR BETWEEN THE PARTIES THAT INVOLVE THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, OR ANY RELATED DOCUMENTS OR MATTERS HEREUNDER SHALL BE BROUGHT ONLY IN FORT WORTH, TARRANT COUNTY, TEXAS.

23.3    In any suit filed by a Party hereto to resolve a dispute arising under this Agreement or related to the services provided hereunder, each Party hereby covenants and agrees to take all steps necessary to waive a trial by jury.

ARTICLE XXIV -
NOTICES AND PAYMENTS

Any notice, request, demand, statement, or bill provided for in this Agreement shall be in writing and delivered by hand, mail, or facsimile.  All such written communications shall be effective upon receipt by the other party at the address of the parties hereto as follow:

Producer

Statements:	Quicksilver Resources Inc. 777 West Rosedale Street Fort Worth, TX 76104 Attn: Revenue Accounting
Payments:	Quicksilver Resources Inc.

777 West Rosedale Street Fort Worth, TX 76104 Attn: Accounting
Contractual:	Quicksilver Resources Inc. 777 West Rosedale Street Fort Worth, TX 76104 Attn: Marketing

Gatherer

Statements:	Cowtown Pipeline Partners L.P. 777 West Rosedale Street Fort Worth, TX 76104 Attn: Revenue Accounting
Payments:	Cowtown Pipeline Partners L.P. 777 West Rosedale Fort Worth, TX 76104 Attn: Accounting
Contractual:	Cowtown Pipeline Partners L.P. 777 West Rosedale Fort Worth, TX 76104 Attn: Marketing

Processor

Statements:	Cowtown Gas Processing Partners L.P. 777 West Rosedale Fort Worth, TX 76104 Attn: Revenue Accounting
Payments:	Cowtown Gas Processing Partners L.P. 777 West Rosedale Fort Worth, TX 76104 Attn: Accounting
Contractual:	Cowtown Gas Processing Partners L.P. 777 West Rosedale Fort Worth, TX 76104 Attn: Marketing

Any of the Parties may designate a further or different address by giving written notice to the other Parties.

ARTICLE XXV -
ASSIGNMENT

This Agreement (and a Party’s rights and obligations hereunder) is assignable in whole or in part.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the respective Parties hereto; provided that no transfer of or succession to the interest of any Party hereunder, either wholly or partially, shall affect or bind the other Parties until it shall have been furnished with the original instrument or with the proper proof that the claimant is legally entitled to such interest.

ARTICLE XXVI -
MISCELLANEOUS

26.1    No waiver by any Party of any one or more defaults in the performance of any provision of this Agreement shall operate or be construed as a waiver of any  default or future defaults, whether of a like or different character.

26.2    This Agreement contains the entire agreement between the Parties and there are no oral promises, agreements, or warranties affecting it.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Parties may not, without the prior approval of the Conflicts Committee (as such term is defined in the partnership agreement for Quicksilver Gas Services L.P.(“MLP”), the parent of Gatherer and Processor, agree to any amendment or modification of this Agreement that the general partner of MLP determines will adversely affect the holders of common units of MLP.

26.3    The provisions of this Agreement are enforceable by the Parties hereto and MLP, which is an intended third party beneficiary hereof. Except as described in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto and MLP and their respective successors and assigns, any rights, benefits or obligations hereunder.  No limited partner of the MLP shall have the right, separate and apart from MLP, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

26.4    The descriptive headings of the provisions of these general provisions are formulated and used for convenience only and shall not be deemed to affect the meaning or construction of any such provisions.

26.5    This Agreement supersedes and replaces any other contract(s) or agreements(s) which may exist between the Parties covering the gathering and processing of the Gas dedicated hereunder; provided the Parties agree that a separate gathering agreement may be executed in substitution of this Agreement to provide for the gathering by Gatherer of gas produced from some portion of the dedicated Contract Area but which is deemed “dry” and not otherwise desirable or acceptable for processing at the Facilities.

26.6    Nothing in this Agreement is intended to create a partnership or joint venture under state law or to render the Parties hereto jointly and severally liable to any third party.  Each of the Parties elects to be excluded from the provisions of Subchapter K, Chapter 1 of Subtitle A, of the Internal Revenue Code of 1986 pursuant to the provisions of Article 761(a) of such code and from any similar provisions of state law.  Processor shall timely file such evidence of this election as may be required under applicable law.

26.7    Should any section, paragraph, subparagraph, or other portion of this Agreement be found invalid as a matter of law in a duly authorized court, or by a duly authorized government agency, then only that portion of the Agreement shall be invalid.

The remainder of the Agreement which shall not have been found invalid shall remain in full force and effect.

26.8    This Agreement was prepared jointly by the Parties hereunder and not by any Party to the exclusion of the other.

26.9    Producer recognizes and acknowledges Gatherer’s and Processor's proprietary interest in this Agreement, and Producer agrees not to divulge any of the contents hereof to any other person, firm, corporation, or other entity.  Producer agrees to be responsible for enforcing the confidentiality of this Agreement and agrees to take such action as necessary to prevent any disclosure by any of its agents or employees.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in several originals to be effective as of the Effective Date.

PRODUCER

Quicksilver Resources Inc., a Delaware corporation

By:	/s/ Stan Page
Stan Page
Vice President - U.S. Operations

GATHERER

Cowtown Pipeline Partners L.P., a Texas limited partnership

By:	Quicksilver Gas Services Operating GP LLC, its general partner

By:	/s/ Thomas F. Darden
Thomas F. Darden
President and Chief Executive Officer

PROCESSOR

Cowtown Gas Processing Partners L.P., a Texas limited partnership

By:	Quicksilver Gas Services Operating GP LLC, its general partner

By:	/s/ Thomas F. Darden
Thomas F. Darden
President and Chief Executive Officer